EXHIBIT 107

Calculation of Filing Fee Tables

Form 424(b)(5)
(Form Type)

CLEARFIELD, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(o)(1)	1,380,000	$100.00	$138,000,000	0.00011020	$15,207.60

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$$15,207.60
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$15,207.60

(1) The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-264533. These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-264533, which was filed on April 28, 2022. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.